7: NEWS

Exhibit 99.1

NEWS

RELEASE

Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2191
For more information contact: David C. Burney, Chief Financial Officer Phone: (716) 805-1599, ext. 159 Fax: (716) 805-1286 Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

ASTRONICS CORPORATION REPORTS CONTINUED IMPROVEMENT IN
SALES IN SECOND QUARTER 2004

EAST AURORA, NY, July 22, 2004 -- Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting and electronics systems for the global aerospace and defense industry, today reported net income of $57 thousand on sales of $8.9 million for the second quarter of 2004 which ended July 3, 2004. On a per share basis, earnings were $.01. These results compare with second quarter 2003 net income of $291 thousand on sales of $8.6 million. Earnings per share for the second quarter last year were $.04, which included $.01 per share from discontinued operations.

The 4.4% increase in sales in the 2004 second quarter was the result of a 30.4% increase in sales to the business jet market. Sales to this market were $2.7 million in the 2004 second quarter, up $.6 million from sales of $2.1 million in the second quarter last year. The increase more than offset lower sales to the military and commercial transport markets. Military sales in the second quarter of this year were
$4.1 million, down $.4 million from the same period last year. Sales to the commercial transport market in the 2004 second quarter were $1.6 million compared with $1.7 million in the same period last year.

Peter J. Gundermann, President and CEO of Astronics Corporation, noted, "As expected, we continued to face high engineering and development costs in the second quarter related to the major programs we have won over the last year. Our net engineering costs through the first half of 2004 exceeded those of 2003 by almost one million dollars. This level of investment will increase as we enter the second half of the year because many of our development programs will enter formal qualification testing, which can be expensive. Our strong cash position and solid balance sheet enable us to make these investments in Astronics' future."

Mr. Gundermann went on to say, "We remain confident that these development programs will provide positive returns to Astronics in 2005 and beyond. We are developing increasingly complex systems on leading edge aircraft currently in development. As these aircraft come into production, we will become a stronger company with product offerings that provide higher value added than today."

Bookings, or orders received, during the second quarter of 2004 were $8.3 million, up $.1 million from the 2003 second quarter and down from $13.3 million in the first quarter of this year. Bookings in the first quarter included the production order received for the Republic of Korea Night Vision Instrument System (NVIS) retrofit kits for its F-16 Fighting Falcons. That order is reflected in current backlog and is expected to ship primarily in 2005.

Backlog, or firm purchase orders for production, at the end of the second quarter of 2004 was up 21.2% to $22.3 million from $18.4 million at the end of the second quarter of 2003, and up $3.6 million, or 19% compared with backlog at December 31, 2003. The higher backlog reflects the Republic of Korea F-16 order totaling approximately $4.4 million.

-MORE-

Astronics Corporation Reports Continued Improvement In Sales In Section Quarter 2004
July 22, 2004

"We continue to find success in our markets. We are working on a number of solid prospects, and expect we will continue the pattern of wins which we have established in recent times,"
Mr. Gundermann stated.

Capital expenditures in the second quarter of 2004 were $310 thousand, while depreciation and amortization for the quarter was $334 thousand.

Six Month Review

For the six month period ended July 3, 2004, Astronics had net sales of $17.9 million, a 3.8% increase over the first six months of last year. This increase was the result of a $1.0 million increase in business jet market sales and slightly higher sales to the commercial transport market. These increases more than offset the $782 thousand decline in sales to the military. Excluding
$718 thousand in sales for the completed U.S. F-16 NVIS program in the first half of last year, sales to the military for this year's first half were relatively flat.

For the first half of 2004, higher levels of spending on engineering and development were somewhat offset by lower selling, general and administrative expenses. Engineering and development expenses have increased as the Company adds engineers and incurs expenses for the development and enhancement of lighting products and subsystems for new generation aircraft.

Net income for the first half of 2004 was $283 thousand compared with net income of $847 thousand for the same period in 2003. Last year's first half period included income from discontinued operations of $327. On a per share basis, income from continuing operations was $.04 and $.07 for the first half of 2004 and 2003, respectively. Net income per share was $.04 and $.11 for the same periods.

Webcast and Conference Call

Astronics will hold a teleconference and webcast to discuss its second quarter 2004 results at
11:00 a.m. ET today.

  The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by calling (303) 262-2130 approximately 5 - 10 minutes prior to the call.

  An archive of the webcast will be available at http://www.astronics.com within two to three hours after the event. A transcript will also be posted once available. A replay of the webcast can also be heard by calling (303) 590-3000, and entering passcode 11002310#. The telephonic replay will be available through Thursday, July 29, 2004 at 11:59 p.m. ET.

  ABOUT ASTRONICS CORPORATION

  Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and business jet aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

  For more information on Astronics and its products, visit its website at www.Astronics.com.

  -MORE-

  Astronics Corporation Reports Continued Improvement In Sales In Section Quarter 2004
  July 22, 2004

  Safe Harbor Statement

  This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially than those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company's ability to execute its strategy, the impact of the economy, the likelihood activity in the markets served will translate into future sales, and the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

  Tables follow.

  ASTRONICS CORPORATION
  NET SALES BY MARKETS

	Three months ended			Six months ended
	7/3/2004	6/28/2003	Change	7/3/2004	6/28/2003	Change
Military	$4,143	$4,547	-8.9%	$8,376	$9,158	-8.5%
Commercial transport	1,629	1,698	-4.1%	3,501	3,338	4.9%
Business jet	2,735	2,091	30.8%	5,215	4,181	24.7%
Other	433	226	91.6%	817	570	43.3%
Total	$8,940	$8,562	4.4%	$17,909	$17,247	3.8%

Bookings	$8,300	$8,200	1.2%
Backlog	$22,300	$18,400	21.2%

  -MORE-

  Astronics Corporation Reports Continued Improvement In Sales In Section Quarter 2004
  July 22, 2004

  ASTRONICS CORPORATION
  CONSOLIDATED INCOME STATEMENT DATA
  (unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	7/3/2004	6/28/2003	7/3/2004	6/28/2003
Net Sales	$8,940	$8,562	$17,909	$17,247
Cost of products sold	7,491	6,734	14,772	13,430
Selling general and administrative and interest expense	1,350	1,434	2,674	2,985
Income from continuing operations before tax	99	394	463	832
Income taxes	42	151	180	312
Income from continuing operations	57	243	283	520
Income from discontinued operations	-	48	-	327
Net Income	$57	$291	$283	$847

Basic earnings per share:
Continuing operations	$0.01	$0.03	$0.04	$0.07
Discontinued operations	$-	$0.01	$-	$0.04
Net Income	$0.01	$0.04	$0.04	$0.11

Diluted earnings per share:
Continuing operations	$0.01	$0.03	$0.04	$0.07
Discontinued operations	$-	$0.01	$-	$0.04
Net Income	$0.01	$0.04	$0.04	$0.11

Weighted average diluted shares outstanding	7,816	7,772	7,816	7,847

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA

(in thousands)	(unaudited)
	7/3/2004	12/31/2003
ASSETS:
Cash and cash equivalents	$11,015	$11,808
Accounts receivable	5,368	4,383
Inventories	6,202	5,707
Prepaid expenses	1,379	1,378
Property, plan and equipment, net	15,001	15,119
Other assets	7,042	7,079
Total Assets	$46,007	$45,474

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$894	$896
Accounts payable and accrued expenses	3,881	3,458
Net current liabilities of discontinued operations	375	155
Long-term debt	11,987	12,482
Long term liabilities of discontinued operations	160	397
Other liabilities	5,472	5,146
Shareholders' equity	23,238	22,940
Total liabilities and shareholders' equity	$46,007	$45,474